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                                                                    Exhibit 99.1


               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


Board of Directors
U.S. Bank Trust National Association, Trustee


        We have examined the accompanying Management Assertions pertaining to DVI Receivables Corp. VIII and its wholly owned subsidiaries, DVI Receivables VIII, L.L.C., DVI Receivables X, L.L.C., and DVI Receivables XI, L.L.C., regarding management's compliance with the minimum requirements as of June 30, 2000 identified in the Amended and Restated Contribution and Servicing Agreement dated December 1, 1998 between DVI Receivables Corp. VIII and DVI Financial Services Inc., the Amended and Restated Contribution and Servicing Agreement dated June 1, 1999 between DVI Receivables Corp. X and DVI Financial Services Inc., and the Amended and Restated Contribution and Servicing Agreement dated December 1, 1999 between DVI Receivables Corp. XI and DVI Financial Services Inc. (collectively the "Agreements"), as of June 30, 2000 and for the period from July 1, 1999 to June 30, 2000. Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included such procedures as we considered necessary in the circumstances.

        In our opinion, the Management Assertions referred to above complied with the minimum requirements as of June 30, 2000, and for the period from July 1, 1999 to June 30, 2000, in conformity with the Agreements.


GRANT THORNTON LLP

/s/GRANT THORNTON LLP
Philadelphia, Pennsylvania
September 26, 2000




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                              MANAGEMENT ASSERTIONS


September 26, 2000
Grant Thornton LLP
Two Commerce Square
Suite 3100
2001 Market Street
Philadelphia, PA  19103


Dear Sir or Madam:

        As of June 30, 2000 and for the period July 1, 1999 to June 30, 2000, DVI Financial Services, Inc., as Servicer, has complied in all material respects with the minimum requirements set forth in the Amended and Restated Contribution and Servicing Agreement dated as of December 1, 1998 between DVI Financial Services Inc., as Contributor and Servicer, and DVI Receivables Corp VIII, the Amended and Restated Contribution and Servicing Agreement dated as of June 1, 1999 between DVI Financial Services Inc., as Contributor and Servicer, and DVI Receivables Corp. X, and the Amended and Restated Contribution and Servicing Agreement dated as of December 1, 1999 between DVI Financial Services Inc,, as Contributor and Servicer , and DVI Receivables Corp. XI, collectively as reassigned to U.S. Bank Trust National Association, as Trustee (the "Agreements").

        The following minimum requirements are applicable to the Agreements

    1. The Servicer shall maintain with respect to each Contract and each item of Equipment, and with respect to each payment by each Obligor and compliance by each Obligor with the provisions of each Contract, complete and accurate records in such manner and to the same extent as the Servicer does with respect to similar contracts held for its own account.

    2. The Servicer shall remit or cause each Lock-box Bank to remit all payments received by it on or in respect of any Contract or Equipment during such Collection Period into the Collection Account.

    3. The Servicer will file the UCC financing statements required in the Agreement within the time frames set forth therein and thereafter will file such additional UCC financing statements and continuation statements and assignments in accordance with the provisions of any Contract and item of Equipment or otherwise so that the security interest in favor of the Trustee in each of the Contracts and the related Equipment will be perfected by such filings with the Appropriate UCC filing offices.

    4. The Servicer will cause the Contributor to maintain a general liability insurance policy in the aggregate amount of $1,000,000 and an excess liability policy in umbrella form in the aggregate of $3,000,000 for a total of $4,000,000 of liability insurance.

    5. The Servicer will require and monitor that each Obligate maintains insurance covering damage to, destruction or theft of the Equipment.

    6.  The Servicer shall prepare the Monthly Servicer Report.



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    7.  The Servicer shall cause a firm of independent certified public accountants to deliver to the Trustee within 90 days following the end of each fiscal year of the Servicer, a written statement to the effect that such firm has examined in accordance with generally accepted practices samples of the accounts, records, and computer systems of the Servicer for the fiscal year ended on the previous June 30 relating to the Contracts, that such firm has compared the information contained in the Servicer's reports delivered in the relevant periods, and that, on the basis of such examination and comparison, such firm is of the opinion that the Servicer has, during the relevant period, serviced the Contracts in compliance with such servicing procedures, manuals, and guides and in the same manner as it services comparable leases for itself or others, and that such certificates, accounts, records, and computer systems have been properly prepared and maintained in all material respects.


    /s/Lisa J. Cruikshank
    ---------------------
    Lisa J. Cruikshank
    Vice President
    DVI Financial Services Inc.
    Jamison, Pennsylvania
    September 26, 2000


    /s/Lisa J. Cruikshank
    ---------------------
    Lisa J. Cruikshank
    Vice President
    DVI Receivables Corp. VIII
    Jamison, Pennsylvania
    September 26, 2000




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